Exhibit 99.1

PHINIA REPORTS THIRD QUARTER 2026 RESULTS, IMPROVES FULL YEAR OUTLOOK

Auburn Hills, Michigan, October 29, 2026 – PHINIA Inc. (NYSE: PHIN), (“PHINIA”, or the “Company”), a diversified industrial supplier and global leader in the development of fuel systems, electrical systems, and aftermarket solutions, today reported results for the third quarter ended September 30, 2026.

THIRD QUARTER 2026 HIGHLIGHTS:
(all comparisons versus the prior-year period)

•Net sales increased 0.4% to $912 million; excluding the impact of foreign currency, net sales remained flat year over year.

•Net earnings of $67 million, or $1.80 per diluted share; Adjusted net earnings of $68 million, or $1.83 per adjusted diluted share, an increase from $1.59 last year.

•Adjusted EBITDA increased $2 million to $135 million; Adjusted EBITDA margin rate was 14.8%, an increase of 20 basis points (bps).

•Stable execution on return of capital program; repurchased $65 million of common equity under existing share repurchase authorization, paid $11 million in cash dividends.

“Our third quarter results were consistent with our expectations and reflect stable end market demand, continued aftermarket momentum, and strong financial discipline,” said Brady Ericson, President and Chief Executive Officer of PHINIA. “We generated another quarter of profitable growth, with Adjusted EBITDA increasing $2 million, or 20 bps, despite higher R&D spending and investments in customer relationships, demonstrating the resilience of our business and consistent execution. Based on our solid third quarter results and the continued business momentum, we are updating our fiscal 2026 financial guidance.

“We made further progress on our key strategic priorities during the quarter, highlighted by strong new award activity in targeted growth markets and consistent execution on our disciplined capital allocation strategy. Our business momentum continued into the third quarter, as we delivered strong new award activity, with awards focused on emerging growth industries. Importantly, we returned $76 million of capital to shareholders during the quarter, which represents 104% of adjusted free cash flow, and we remain committed to our balanced capital allocation strategy, which is focused on investments for growth, strategic acquisitions, and capital returns.

“We are focused on building a diversified growth business, driven by strong product leadership, expansion into growth markets, product innovation, and disciplined financial execution. Our strong new business momentum and consistent financial results are evidence our strategy is working. We remain committed to our strategic framework and confident in our ability to execute on our key priorities, all with a focus on delivering value for our shareholders,” concluded Ericson.

CONSOLIDATED FINANCIAL RESULTS

PHINIA delivered third quarter net sales of $912 million, an increase of 0.4% when compared to the prior-year period. Excluding the impact of foreign currency of $4 million, net sales remained flat year over year. Results in both periods were impacted by tariff-related customer recovery mechanisms. Third quarter 2025 benefitted from net sales associated with tariff cost recoveries, while third quarter 2026 reflected reductions in net sales related to tariff cost refunds to be returned to customers. Excluding the effects of this tariff-related volatility, core business sales increased $21 million year-over-year. Power Systems net sales declined 1.8% to $561 million primarily reflecting the non-recurrence of favorable customer pricing actions realized in the prior year and the timing of tariff recovery mechanisms with customers. Aftermarket Solutions net sales increased 4.2% to $351 million driven by higher sales in the Americas, partially offset by the timing of tariff recovery mechanisms with customers.

The Company reported net earnings of $67 million, and Adjusted EBITDA of $135 million. The year-over-year increase in Adjusted EBITDA was driven primarily by higher sales volume in the Americas and the favorable timing of tariff recovery mechanisms, partially offset by increased R&D investment and the non-recurrence of favorable customer pricing actions realized in 2025. Adjusted EBITDA margin increased 20 basis points year-over-year to 14.8%, primarily reflecting the timing of tariff recovery mechanisms.

BUSINESS UPDATE

During the third quarter of 2026, PHINIA continued to advance its multi-year value creation strategy across its commercial, operational, and capital allocation priorities. The following highlights key progress achieved during the three months ended September 30, 2026.

Commercial Update

PHINIA secured several new business awards and expanded its global distribution reach, including the following:

•First methanol engine program, extending PHINIA’s technology into alternative fuels and industrial off-highway applications in China.

•New compressed natural gas (CNG) injector program for the Indian light passenger vehicle market, strengthening PHINIA’s position across diverse fuels, applications, and regions.

•GDI pump award for a new range-extender application in North America, demonstrating the continued relevance of PHINIA technology across evolving powertrain architectures.

•New customer win for the North American fuel injector remanufacturing business, expanding the diesel customer base.

•Won competitive-conquest Aftermarket braking business in Spain and expanded Southeast Asian distribution, including increased penetration of steering & suspension products.

•Secured new business across diesel, vehicle electronics and engine management systems (EMS) in Saudi Arabia, Portugal and Spain, expanding customer and product penetration.

BALANCE SHEET AND CASH FLOW

As of September 30, 2026, PHINIA had total cash and cash equivalents of $436 million and $377 million of availability under its Revolving Credit Facility, resulting in total available liquidity of $813 million. Total debt at the end of the third quarter 2026 was $1.1 billion, with net leverage of 1.3x.

Net cash generated by operating activities was $87 million, representing a year-over-year decrease of $32 million, primary due to withholding tax payments related to cash repatriation and an unfavorable working capital impact, which was primarily driven by an increase in accounts receivable, reflecting the timing of customer collections and higher receivable balances at quarter-end. Adjusted free cash flow was $73 million, a decrease of $31 million compared to the third quarter of 2025.

FINANCIAL GUIDANCE

The following forward-looking guidance reflects PHINIA’S current expectations and beliefs as of October 29, 2026, and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

	Full-Year 2025 Actual	Prior Full-Year 2026 Guidance	Revised Full-Year 2026 Guidance[1]
Net sales	$3,483 million	$3,565 to $3,665 million	$3,625 to $3,675 million
Net earnings	$130 million	$155 to $180 million	$160 to $182 million
Adjusted EBITDA	$478 million	$485 to $515 million	$500 to $520 million
Adjusted EBITDA margin	13.7%	13.5% to 14.1%	13.7% to 14.1%
Adjusted free cash flow	$212 million	$210 to $250 million	$220 to $250 million
Adjusted tax rate	32.5%	30% to 33%	28% to 30%
__________________
1 Updated guidance includes the expected fourth-quarter contribution from the recent acquisition of the stoba Group, which closed on October 1, 2026.

CONFERENCE CALL AND WEBCAST

The Company will host a conference call to review third quarter 2026 results and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q3 2026 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

About PHINIA

PHINIA is a diversified industrial supplier and global leader in the development of fuel systems, electrical systems, and aftermarket solutions, with a strong portfolio of trusted brands that includes DELPHI®, DELCO REMY®, and HARTRIDGETM and stoba®. With over 100 years of manufacturing expertise and industry relationships, PHINIA has approximately 13,500 talented employees and over 40 locations in 21 countries and is headquartered in Auburn Hills, Michigan, USA.

Our systems and solutions are designed to keep combustion engines operating at peak performance across a variety of applications: medium- and heavy-duty commercial vehicle (on-road vehicles used for commercial transport classified class 4-8, 14,001 pounds or heavier), light commercial vehicle (on-road vehicles used for commercial transport classified as class 1-3, 14,000 pounds or lighter), light passenger vehicle (on-road vehicles used primarily for carrying passengers), and off-highway, industrial, and other (including construction and agricultural machinery, vocational vehicles, marine, industrial applications, power generation, and aerospace and defense).

PHINIA’s service solutions include vehicle repair and replacement parts, offering both new and remanufactured products through the original equipment manufacturer dealer network and the independent aftermarket channel.

By delivering high-performance solutions today and investing in advanced technologies to unlock the potential of alternative fuels in contributing to lower carbon mobility, PHINIA is shaping a more efficient and sustainable future.

© 2026 PHINIA Inc. All Rights Reserved.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Gordon Muir
Vice President & Treasurer
investors@phinia.com
+1 574-210-5713

Media contact:
Juliana Sanchez
Corporate Communications Manager
media@phinia.com
+1 248-404-8619
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns and other factors, including geopolitical tensions and related trade restrictions, impacting the global transportation and industrial equipment industries; our inability to deliver new products, services and technologies in response to changing consumer preferences and evolving exhaust emissions regulations, or acceleration of the market for electric vehicles or deceleration of the market for alternative fuel technologies, including for use in internal combustion engines; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions, partnerships or other strategic investments; failure of or disruption in our technology infrastructure, including a disruption related to cybersecurity; pricing pressures from customers; elevated inflation rates and volatility in the costs of commodities used in the production of our products; difficulties launching new machine, engine or vehicle programs; changes in U.S. and foreign administrative policy, including increases in tariffs, changes to existing trade agreements and import or export licensing requirements and exchange controls, and any resulting changes in international trade relations; our inability to identify, attract, retain and develop a qualified global workforce; our inability to protect our intellectual property; failure to achieve the anticipated savings and benefits from restructuring and other actions, including those intended to improve future profitability and competitiveness, optimize our product portfolio and operations and execute our strategy; extraordinary events, including natural disasters or extreme weather events, political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; economic, geopolitical, social and market conditions impacting our business in China; supply chain disruptions, including due to U.S. and foreign government action; our reliance on a limited number of OEM customers; work stoppages, production shutdowns and similar events or conditions; liabilities related to product warranties, litigation and other claims; current and future environmental, health and safety, human rights and other laws and regulations related to corporate sustainability; tax audits or similar processes, and changes in tax laws or tax rates taken by taxing authorities; governmental investigations and related proceedings; the impacts of climate change, regulations related to climate change, various stakeholders’ emphasis on reducing the impacts of climate change and other related matters; compliance with and changes in other laws and regulations impacting our operations; impairment charges on goodwill, indefinite-lived intangible assets and long-lived assets; changes in interest rates and asset returns that increase our pension funding obligations; restrictive covenants and other requirements impacting our financial and operating flexibility pursuant to the agreements governing our indebtedness; risks relating to the Spin-Off, including a determination that the Spin-Off does not qualify as tax-free for U.S. federal income tax purposes, our or our Former Parent’s failure to perform under, or additional disputes that may arise between the parties relating to, various transaction agreements executed in connection with the Spin-Off and any amendments and restatements thereto, and the availability of, and our ability to use, various credits and offsets detailed in such agreements or the settlement agreement between the Company and our Former Parent; and other risks and uncertainties described in Item 1A, “Risk Factors” of our annual report on Form 10-K and in our other reports filed from time to time with the Securities and Exchange Commission (the SEC).

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Power Systems	$561	$571	$1,694	$1,617
Aftermarket Solutions	351	337	1,036	977
Net sales	912	908	2,730	2,594
Cost of sales	708	708	2,122	2,025
Gross profit	204	200	608	569
Gross margin	22.4%	22.0%	22.3%	21.9%

Selling, general and administrative expenses	111	105	354	324
Restructuring expense	5	4	16	11
Other operating expense, net	4	57	5	49
Operating income	84	34	233	185

Equity in affiliates’ earnings, net of tax	(4)	(3)	(13)	(11)
Interest income	(2)	(3)	(6)	(11)
Interest expense	21	20	62	60
Other postretirement (income) expense, net	(1)	1	(4)	3
Earnings before income taxes	70	19	194	144

Provision for income taxes	3	6	50	59
Net earnings	$67	$13	$144	$85

Earnings per share— diluted	$1.80	$0.33	$3.79	$2.10

Weighted average shares outstanding — diluted	37.1	39.6	38.0	40.4

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$436	$359
Receivables, net	902	804
Inventories	485	473
Prepayments and other current assets	150	126
Total current assets	1,973	1,762
Property, plant and equipment, net	826	876
Other non-current assets	1,160	1,179
Total assets	$3,959	$3,817

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$124	$3
Accounts payable	521	510
Other current liabilities	516	434
Total current liabilities	1,161	947
Long-term debt	969	967
Other non-current liabilities	304	316
Total liabilities	2,434	2,230

Total equity	1,525	1,587
Total liabilities and equity	$3,959	$3,817

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
OPERATING
Net cash provided by operating activities	$87	$119	$231	$216
INVESTING
Capital expenditures, including tooling outlays	(17)	(26)	(71)	(95)
Payments for business acquired, net of cash acquired	(1)	(9)	—	(9)
Proceeds from asset disposals and other, net	1	—	1	1
Net cash used in investing activities	(17)	(35)	(70)	(103)
FINANCING
Net increase in short-term borrowings	73	—	121	—
Borrowings under Revolving Facility	20	—	80	—
Repayments under Revolving Facility	(20)	—	(80)	—
Repayment of acquired debt	—	(32)	—	(32)
Dividends paid to PHINIA stockholders	(11)	(11)	(33)	(32)
Payments for purchase of treasury stock, including excise tax	(65)	(30)	(165)	(172)
Payments for stock-based compensation items	(3)	(3)	(10)	(9)
Net cash used in financing activities	(6)	(76)	(87)	(245)
Effect of exchange rate changes on cash	2	(6)	3	(3)
Net increase (decrease) in cash and cash equivalents	66	2	77	(135)
Cash and cash equivalents at beginning of period	370	347	359	484
Cash and cash equivalents at end of period	$436	$349	$436	$349

Net Debt (Unaudited)
(in millions)

	September 30, 2026	December 31, 2025
Total debt	$1,093	$970
Cash and cash equivalents	436	359
Net debt	$657	$611

Use of Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation-related costs, merger and acquisition costs, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. Management utilizes adjusted EBITDA and adjusted EBITDA margin in its financial decision-making process and to evaluate performance of the Company's consolidated results. Management also believes adjusted EBITDA and adjusted EBITDA margin are useful to investors in assessing the Company’s ongoing consolidated financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings and adjusted net earnings per diluted share as net earnings and net earnings per share, each adjusted to exclude: (i) the tax-effected impact of restructuring expense, separation-related costs, merger and acquisition costs, impairment charges and other gains, losses and tax effects and adjustments not reflective of the Company’s ongoing operations; and (ii) acquisition-related intangibles amortization expense because it pertains to non-cash expenses that the Company does not use to evaluate core operating performance. Management believes that adjusted net earnings and adjusted net earnings per diluted share are useful to investors in assessing the Company’s ongoing financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays. Management believes that adjusted free cash flow is useful to investors in assessing the Company's ability to service and repay its debt and return capital to shareholders. Further, management uses this non-GAAP measure for planning and forecasting purposes.

Net Leverage
The Company defines net leverage as net debt divided by trailing twelve-month Adjusted EBITDA. Management believes this measure is useful to investors in assessing the Company’s leverage profile and ability to service its debt obligations.

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net earnings	$67	$13	$144	$85
Depreciation and tooling amortization	33	32	98	94
Interest expense	21	20	62	60
Provision for income taxes	3	6	50	59
Amortization of acquisition-related intangibles	8	8	24	22
Interest income	(2)	(3)	(6)	(11)
EBITDA	130	76	372	309
Restructuring expense	5	4	16	11
Merger and acquisition costs[2]	2	4	5	9
Losses (gains) for other one-time events	1	(2)	1	(2)
Separation-related costs[1]	2	53	3	43
Other postretirement (income) expense, net	(1)	1	(4)	3
Equity in affiliates’ earnings, net of tax	(4)	(3)	(13)	(11)
Adjusted EBITDA	$135	$133	$380	$362

Net sales	$912	$908	$2,730	$2,594
Adjusted EBITDA margin %	14.8%	14.6%	13.9%	14.0%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net earnings	$67	$13	$144	$85
Amortization of acquisition-related intangibles	8	8	24	22
Restructuring expense	5	4	16	11
Merger and acquisition expense[2]	2	4	5	9
Losses (gains) for other one-time events	1	(2)	1	(2)
Separation-related costs[1]	2	53	3	43
Tax effects and adjustments	(17)	(17)	(17)	(15)
Adjusted net earnings	$68	$63	$176	$153

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net earnings per diluted share	$1.80	$0.33	$3.79	$2.10
Amortization of acquisition-related intangibles	0.22	0.20	0.63	0.55
Restructuring expense	0.13	0.10	0.42	0.27
Merger and acquisition expense[2]	0.05	0.10	0.13	0.22
Losses (gains) for other one-time events	0.03	(0.05)	0.03	(0.05)
Separation-related costs[1]	0.05	1.34	0.08	1.07
Tax effects and adjustments	(0.45)	(0.43)	(0.44)	(0.37)
Adjusted net earnings per diluted share	$1.83	$1.59	$4.64	$3.79

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$87	$119	$231	$216
Capital expenditures, including tooling outlays	(17)	(26)	(71)	(95)
Effects of separation-related transactions	3	11	29	—
Adjusted free cash flow	$73	$104	$189	$121

_________________________

1 Separation-related costs primarily relate to indemnities related to the Tax Matters Agreement between the Company and its former parent, and professional fees and other costs associated with the spin-off of the Company from its former parent, including the adjustment of certain historical liabilities allocated to the Company in connection with the spin-off.

2 Merger and acquisition expense primarily relate to professional fees for acquisition initiatives.